Dime Financial                           P.O. Box 700
                             Corporation                  Wallingford, CT 06492
                                                                 (203) 269-8881


              Dime Financial Corporation - Second Quarter Results

      Dime Financial Corporation ("DFC") (NASDAQ: DIBK) announced net income of $4.2 million or $0.77 per share on a fully diluted basis for the quarter ended June 30, 1997 compared with net income of $3.0 million or $0.59 per share on a fully diluted basis for the quarter ended June 30, 1996 representing a per share increase of nearly 31%. Net income for the six months ended June 30, 1997 totalled $7.9 million or $1.47 per share on a fully diluted basis compared with $5.9 million or $1.15 per share on a fully diluted basis for the six months ended June 30, 1996. The change in net income from the prior year was primarily the result of a reduced provision to the allowance for loan losses, improvement in net interest income and reduced operating expenses. In addition, the Board of Directors declared a quarterly dividend of $0.10 per share payable on August 15, 1997 to shareholders of record on July 31, 1997. The provision to the allowance for loan losses totalled $50,000 for the quarter ended June 30, 1997 compared with a provision of $600,000 for the quarter ended June 30, 1996. The provision to the allowance for loan losses during the first six months of 1997 totalled $100,000 compared with $1.3 million for the six months ended June 30, 1996. The change in the provision from 1996 reflects a reduction in non-performing loans and total loans outstanding as well as continued strength in the coverage ratios of the allowance for loan losses to total loans and to non-performing loans.

      Net interest income, the key component of the Company's earnings, totalled $7.1 million for the quarter ended June 30, 1997 representing a net interest spread of 2.90% and a net interest margin of 3.42% compared with net interest income of $6.9 million for the quarter ended June 30, 1996 representing a net interest spread of 3.61% and a net interest margin of 4.15%. Net interest income for the six months ended June 30, 1997 totalled $13.8 million representing a net interest spread of 2.91% and a net interest margin of 3.45% compared with net interest income of $13.3 million for the six months ended June 30, 1996 representing a net interest spread of 3.51% and a net interest margin of 4.05%. The increase in net interest income was primarily the result of a larger volume of interest-earning assets which was partially offset by a decrease in the net interest rate spread and net interest margin. The decrease in the net interest rate spread and net interest margin was due primarily to the combination of a higher cost of deposits and a lower loan yield.

      Total operating expenses, excluding the net cost of operations of other real estate owned ("OREO operations"), equalled $3.3 million for the quarter ended June 30, 1997 compared with operating expenses of $3.9 million for the quarter ended June 30, 1996. Operating expenses, excluding OREO operations, totalled $6.7 million for the six months ended June 30, 1997 compared with $7.6 million for the six months ended June 30, 1996. The ratio of operating expenses to average assets improved to 1.59% for the quarter ended June 30, 1997 (versus 2.19% for the prior year quarter) and 1.64% of assets for the six months ended June 30, 1997 (versus 2.16% for the prior year period). OREO operations equalled a net expense of $48,000 for the second quarter of 1997 compared with a net gain of $136,000 for the second quarter of 1996 and equalled a net expense of $99,000 for the six months ended June 30, 1997 compared with a net gain of $290,000 for the first half of 1996.

      Total assets were $873.9 million at June 30, 1997 compared with total assets of $689.0 million at June 30, 1996, representing an increase of $184.9 million or nearly 27%. In addition to the increase in total assets, the composition of the Company's balance sheet continued to change with an increase in the investment securities portfolio and a decrease in total loans outstanding. At June 30, 1997, investment securities totalled $436.3 million compared with $224.9 million at June 30, 1996, representing an increase of $211.4 million or 94%. The investment securities portfolio at June 30, 1997 consisted entirely of instruments issued by the U.S. Treasury, U.S. government agencies, U.S. government-sponsored agencies, or AAA rated non-agencies. Total loans, net of the allowance for loan losses, equalled $377.2 million at June 30, 1997 compared with $409.1 million at June 30, 1996, a decrease of nearly 8%. The second quarter of 1997 was marked by continued growth in the Company's deposit base. Total deposits rose to $755.8 million at June 30, 1997 an increase of $68.7 million or nearly 10% from March 31, 1997 and an increase of $186.4 million or 33% from June 30, 1996. The increase in deposits from 1996 was caused primarily by an increased advertising effort and competitive pricing for selected deposit products.

      Non-performing loans equalled $2.8 million at June 30, 1997 representing a decrease of $2.9 million or 51% from June 30, 1996. Other real estate owned ("OREO") totalled $487,000 at June 30, 1997 compared with OREO of $612,000 at June 30, 1996. Total non-performing assets were $3.3 million at June 30, 1997 compared with $6.4 million at June 30, 1996. Non-performing assets equalled 0.38% of total assets at June 30, 1997 compared with 0.92% of total assets at June 30, 1996.The allowance for loan losses at June 30, 1997 totalled $12.3 million and equalled 3.17% of total loans outstanding compared with an allowance for loan losses of $13.9 million at June 30, 1996 representing 3.28% of total loans outstanding. The allowance for loan losses equalled 437% of non-performing loans at June 30, 1997 compared with 242% at June 30, 1996.

      Total shareholders' equity was $69.6 million at June 30, 1997 compared with shareholders' equity of $56.5 million at June 30, 1996. The Tier 1 regulatory capital ratio at June 30, 1997 for The Dime Savings Bank of Wallingford ("Dime"), the Company's sole subsidiary, was 8.12% compared with a Tier 1 regulatory capital ratio of 8.02% at June 30, 1996. The risk-based capital ratio of Dime at June 30, 1997 equalled 20.56% compared with a risk-based capital ratio of 18.08% at June 30, 1996. These ratios are in excess of the regulatory minimums. Book value per share equalled $13.52 at June 30, 1997 compared with $11.08 at June 30, 1996.


                   Dime Financial Corporation and Subsidiary



Consolidated Statements of Condition
---------------------------------------------------------------------------------------------------------------
                                                                         June 30,     December 31,    June 30,
(In thousands, except share data)                                          1997           1996          1996
---------------------------------------------------------------------------------------------------------------

Assets
Cash and amounts due from banks                                          $   8,161     $  10,430      $  10,084
Interest bearing deposits                                                       44           149            209
Federal funds sold                                                          24,476        21,296         18,677
Investment securities available for sale (a)                                29,096        26,233         14,053
Investment securities held to maturity (b)                                 133,801       120,257         82,212
Mortgage-backed securities available for sale (c)                          270,539       158,728        128,607
Mortgage-backed securities held to maturity (d)                              2,897            --             --
Investment in Federal Home Loan Bank of Boston stock                         7,192         7,192          7,192
Loans receivable:
  Mortgage Loans:
    Residential real estate - owner occupied                               277,018       287,654        309,677
    Residential real estate - non-owner occupied                            29,939        31,365         24,914
    Commercial real estate                                                  31,814        33,448         36,968
    Builders' and Land                                                         357           447          1,084
  Commercial loans                                                           7,712         3,075          3,954
  Consumer loans                                                            42,660        44,233         46,396
  Allowance for loan losses                                                (12,330)      (12,929)       (13,885)
                                                                         --------------------------------------
Loans receivable, net                                                      377,170       387,293        409,108
Premises and equipment, net                                                  4,761         5,095          5,312
Accrued income receivable                                                    6,201         5,214          4,839
Other real estate owned, net                                                   487         1,210            612
Other assets                                                                 6,810         5,788          5,495
Excess of cost over fair value of net assets acquired                        2,243         2,418          2,593
                                                                         --------------------------------------
      Total assets                                                       $ 873,878     $ 751,303      $ 688,993
                                                                         ======================================

Liabilities and Shareholders' equity
Liabilities:
Deposits                                                                 $ 755,843     $ 626,098      $ 569,395
Federal Home Loan Bank of Boston advances                                   43,000        58,000         58,000
Other liabilities                                                            5,464         4,594          5,068
                                                                         --------------------------------------
      Total liabilities                                                    804,307       688,692        632,463
                                                                         --------------------------------------

Shareholders' equity:
Preferred stock; no par value; authorized 1,000,000 shares; none
 issued and outstanding                                                         --            --             --
Common stock; $1.00 par value; authorized 9,000,000 shares; issued
 5,498,994 shares, 5,480,896 and 5,453,208, respectively; outstanding
 5,147,387 shares, 5,129,289 and 5,101,601, respectively                     5,499         5,481          5,453
Additional paid-in capital                                                  52,407        52,209         51,925
Retained earnings                                                           15,735         8,788          3,034
Net unrealized loss on available for sale securities                        (1,172)         (969)          (984)
Treasury stock --351,607 shares at cost                                     (2,898)       (2,898)        (2,898)
                                                                         --------------------------------------
      Total shareholders' equity                                            69,571        62,611         56,530
                                                                         --------------------------------------

      Total liabilities and shareholders' equity                         $ 873,878     $ 751,303      $ 688,993
                                                                         ======================================

--------------------
<F1> (a)  amortized cost: $29,315 at June 30, 1997; $26,304 at December 31, 1996;
          and $14,003 at June 30, 1996.
<F2> (b)  market value: $132,774 at June 30, 1997; $119,238 at December 31, 1996;
          and $80,819 at June 30, 1996.
<F3> (c)  amortized cost: $272,262 at June 30, 1997; $160,124 at December 31, 1996;
          and $130,148 at June 30, 1996.
<F4> (d)  market value: $2,920 at June 30, 1997


                   Dime Financial Corporation and Subsidiary



Consolidated Statements of Operations
----------------------------------------------------------------------------------------------------------
                                                              Three months ended        Six Months Ended
                                                                   June 30,                 June 30,
(In thousands, except share data)                              1997        1996         1997        1996
----------------------------------------------------------------------------------------------------------


Interest Income:
  Interest and fees on loans                                 $  8,039    $  9,357     $ 16,094    $ 18,865
  Interest-bearing deposits                                         1           9            2          21
  Federal funds sold                                              287         270          596         480
  Interest and dividends on investments:
    U.S. treasury securities                                       57          67          114         129
    U.S. government agency obligations                          2,564       1,178        4,889       2,170
    REMIC/CMO's                                                 1,896         787        3,217       1,620
    Non-agency REMIC/CMO's                                      1,280         421        2,414         489
    Mortgage-backed securities                                    996         760        1,631       1,511
    Asset-backed securities                                       230         126          478         126
    Other bonds and notes                                          --          --           --          39
  Dividends on Federal Home Loan Bank of Boston Stock             116         115          230         228
                                                             ---------------------------------------------
      Total Interest Income                                    15,466      13,090       29,665      25,678
                                                             ---------------------------------------------

Interest Expense
  Interest to depositors                                        7,578       5,195       14,129      10,327
  Interest on Federal Home Loan Bank of Boston advances           787         990        1,749       2,032
                                                             ---------------------------------------------
      Total Interest Expense                                    8,365       6,185       15,878      12,359
                                                             ---------------------------------------------

Net Interest Income                                             7,101       6,905       13,787      13,319
  Provision for loan losses                                        50         600          100       1,300
                                                             ---------------------------------------------
Net interest income after provision                             7,051       6,305       13,687      12,019
  Investment securities gains, net                                  6          12           17         171
  Other operating income                                          488         485        1,003         991
                                                             ---------------------------------------------
  Income before other operating expenses                        7,545       6,802       14,707      13,181
                                                             ---------------------------------------------

Other Operating Expenses:
  Salaries and employee benefits                                1,696       1,643        3,345       3,408
  Professional and other services                                 556         578        1,139       1,094
  Bank occupancy and equipment expense                            506         939          971       1,613
  FDIC Assessment                                                  20          40           38          78
  Net (benefit) cost of operation of other real estate             48        (136)          99        (290)
  Restructure expense, net                                         --         182           --         340
  Other operating expenses                                        569         518        1,191       1,049
                                                             ---------------------------------------------
      Total Other Operating Expenses                            3,395       3,764        6,783       7,292
                                                             ---------------------------------------------
Income before income taxes                                      4,150       3,038        7,924       5,889
  Income tax expense (benefit)                                     --          (2)          --         (10)
                                                             ---------------------------------------------
Net income                                                   $  4,150    $  3,040     $  7,924    $  5,899
                                                             =============================================

Primary Earnings per Share                                   $   0.78    $   0.59     $   1.49    $   1.16
Weighted Average Common Shares and Common Stock
 Equivalents outstanding                                        5,342       5,122        5,325       5,100

Fully Diluted Earnings per Share                             $   0.77    $   0.59     $   1.47    $   1.15
Weighted Average Common Shares and Common Stock
 Equivalents outstanding                                        5,394       5,152        5,391       5,134



Selected Financial Highlights
---------------------------------------------------------------------------------------
                                              Three months ended      Six months ended
                                                   June 30,               June 30,
(Dollars in thousands)                         1997       1996        1997       1996
---------------------------------------------------------------------------------------

Average yield on interest-earning assets         7.50%      7.89%       7.49%      7.84%
Average cost of funds                            4.60%      4.28%       4.58%      4.33%
Net interest rate spread                         2.90%      3.61%       2.91%      3.51%
Net interest margin                              3.42%      4.15%       3.45%      4.05%
Net income                                    $ 4,150    $ 3,040     $ 7,924    $ 5,899
Return on average assets                         1.97%      1.79%       1.96%      1.76%
Return on average equity                        25.26%     22.47%      24.56%     22.14%
Leverage capital ratio                           8.13%      8.05%       8.13%      8.05%
Fully diluted earnings per share              $  0.77    $  0.59     $  1.47    $  1.15
Book value per share                          $ 13.52    $ 11.08     $ 13.52    $ 11.08


                   Dime Financial Corporation And Subsidiary



Selected Financial Data
-----------------------------------------------------------------------------------------
                                                     June 30,    December 31,    June 30,
(in thousands)                                         1997          1996          1996
-----------------------------------------------------------------------------------------

Non-Performing Asset Information:

Non-Performing Loans:
  Residential Real Estate - owner occupied           $   454       $   862       $ 2,000
  Residential Real Estate - non-owner occupied           477           510         1,358
  Commercial Real Estate                               1,507           788         1,829
                                                     -----------------------------------
      Total Mortgage Loans                             2,438         2,160         5,187
  Commercial Loans                                       226           303           307
  Consumer Loans                                         155           107           247
                                                     -----------------------------------
      Total Non-Performing Loans                       2,819         2,570         5,741

Other Real Estate Owned                                  487         1,210           656
Less:  Reserve for OREO Losses                            --            --            44
                                                     -----------------------------------
      Total OREO, net                                    487         1,210           612

Total Non-Performing Assets                          $ 3,306       $ 3,780       $ 6,353
                                                     ===================================



----------------------------------------------------------------------------------------------
                                                        June 30,     December 31,    June 30,
(in thousands)                                            1997           1996          1996
----------------------------------------------------------------------------------------------

Average Balance Information
For the quarters ended:
Interest earning assets:
  Gross loans                                           $ 391,283     $ 407,780      $ 432,696
  Investment securities                                   411,946       271,856        210,003
  Federal funds sold / interest bearing deposits           21,274        22,982         21,362
                                                        --------------------------------------
      Total interest earning assets                       824,503       702,618        664,061

Total Assets                                            $ 842,298     $ 716,892      $ 678,354
                                                        ======================================


Interest bearing liabilities:
  Interest bearing deposits                             $ 681,017     $ 552,925      $ 522,188
  Borrowings                                               49,055        58,000         58,000
                                                        --------------------------------------
      Total interest bearing liabilities                  730,072       610,925        580,188

Total Liabilities                                         776,584       655,992        624,244

Shareholders' Equity                                       65,714        60,900         54,110

Total Liabilities & Shareholders' Equity                $ 842,298     $ 716,892      $ 678,354
                                                        ======================================

Average Balance Information
For the six and twelve months ended:
Interest earning assets:
  Gross loans                                           $ 393,833     $ 427,008      $ 441,584
  Investment securities                                   376,157       227,010        194,652
  Federal funds sold / interest bearing deposits           22,370        18,003         18,882
                                                        --------------------------------------
      Total interest earning assets                       792,360       672,021        655,118

Total Assets                                            $ 809,804     $ 686,624      $ 670,386
                                                        ======================================

Interest bearing liabilities:
  Interest bearing deposits                             $ 645,952     $ 528,245      $ 515,619
  Borrowings                                               53,497        58,000         58,000
                                                        --------------------------------------
Total interest bearing liabilities                        699,449       586,245        573,619

Total Liabilities                                         745,287       630,408        617,105

Shareholders' Equity                                       64,517        56,216         53,281

Total Liabilities & Shareholders' Equity                $ 809,804     $ 686,624      $ 670,386
                                                        ======================================